SUB-INVESTMENT ADVISORY AGREEMENT

THE DREYFUS CORPORATION
200 Park Avenue
New York, New York  10166

January 2, 2018

CenterSquare Investment Management LLC

630 West Germantown Pike

Suite 300

Plymouth Meeting, Pennsylvania  19462

Ladies and Gentlemen:

Dreyfus Premier Investment Funds, Inc. (the "Company") desires to employ the capital of the series named on Schedule 1 hereto, as such Schedule may be revised from time to time (each, a "Fund"), by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in the relevant Fund's Prospectus and Statement of Additional Information as from time to time in effect, copies of which have been or will be submitted to you, and in such manner and to such extent as from time to time may be approved by the Company's Board.  The Company employs The Dreyfus Corporation (the "Adviser") to act as the Fund's investment adviser pursuant to a written agreement (the "Management Agreement"), a copy of which has been furnished to you.  The Adviser is authorized  by the Company to, and desires to, retain you, and you hereby agree to accept such retention, to act as the Fund's sub-investment adviser with respect to that portion of the Fund's assets which may be assigned to you from time to time (the "sub-advised assets").

In connection with your serving as sub-investment adviser to the Fund, it is understood that from time to time you will employ or associate with yourself such person or persons as you may believe to be particularly fitted to assist you in the performance of this Agreement.  The compensation of such person or persons shall be paid by you and no obligation may be incurred on the Company's behalf in any such respect.

Subject to the supervision and approval of the Adviser and the Company's Board, you will provide investment management of the sub-advised assets.  Your advisory duties and responsibilities hereunder shall pertain only to the sub-advised assets.  You will provide such investment management subject to and in accordance with (i) the Fund's investment objective(s), policies and limitations as stated in the Fund's Prospectus and Statement of Additional Information as from time to time in effect, or in any supplements thereto, and provided to you by the Adviser; (ii) any applicable procedures or policies adopted or approved by the Adviser or the Company's Board with respect to the Fund as from time to time in effect and furnished in writing to you; (iii) the requirements applicable to registered investment companies under applicable laws, including without limitation the Investment Company Act of 1940, as amended (the "Investment Company Act"), and the rules and regulations thereunder, and the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and the rules and regulations thereunder applicable to qualification as a "regulated investment company"; and (iv) any written instructions which the Adviser or the Company's Board may issue to you from time to time; provided, however, that you shall not be bound by any update, modification or amendment of such documents or other procedures or policies of the Fund, the Company or the Adviser unless and until you have been given notice thereof in accordance with this Agreement and have been provided with a copy of such update, modification or amendment.  In connection therewith, you (a) will obtain and provide investment research and supervise the Fund's investments with respect to the sub-advised assets and (b) will conduct a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the sub-advised assets, including the placing of portfolio transactions for execution either directly with the issuer or with any broker or dealer, foreign currency dealer, futures commission merchant, counterparty or others.  You agree that, in the placing of portfolio transactions for execution, you will attempt to obtain the best net result in terms of price and execution under the circumstances of the particular transaction taking into consideration the full range and quality of a broker or dealer's services.  Consistent with this obligation and in accordance with applicable securities laws, you, in your discretion, may cause the Fund to purchase and sell portfolio securities from and to brokers and dealers who provide you with research, analysis, advice and similar services.  You may cause the Fund to pay to brokers and dealers, in return for such research and analysis, a higher commission than may be charged by other brokers and dealers, subject to your good faith determination that such commission is reasonable in relation to the value of the services provided by such brokers or dealers in terms either of the particular transaction or of your overall responsibility to the Company, the Fund and your other clients and that the total commissions paid by the Fund will be reasonable in relation to the benefits to the Fund over the long term and, if applicable, subject to compliance with Section 28(e) of the Securities Exchange Act of 1934, as amended.  Such authorization is subject to termination at any time by the Company's Board for any reason.  In addition, you are authorized to allocate purchase and sale orders for portfolio securities to brokers and dealers that are affiliated with you, the Adviser, the Fund's principal underwriter or any other sub-investment adviser to the Fund if you believe that the quality of the transaction and the commission are comparable to what they would be with other qualified firms, and provided that the transactions are consistent with the Company's Rule 17e-1 procedures as they may be provided to you by the Adviser from time to time.  In no instance may portfolio securities be purchased from or sold to you, the Adviser, the Fund's principal underwriter, any other sub-investment adviser to the Fund or any person affiliated with you, the Adviser, the Fund's principal underwriter, any other sub-investment adviser to the Fund or the Fund, except in accordance with the applicable securities laws and the rules and regulations thereunder, including Rules 17a-7 and 17a-10 under the Investment Company Act, and any exemptive order then currently in effect.  The Adviser will periodically provide you with a list of the affiliates of the Adviser, the Fund or the Fund's principal underwriter to which investment or trading restrictions apply, and will specifically identify in writing (x) all publicly traded companies in which the Fund may not invest, together with ticker symbols for all such companies, and (y) any affiliated brokers and any restrictions that apply to the use of those brokers by the Fund.

99776232v2

You shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Adviser, the Company or the Fund in any way or otherwise be deemed an agent of the Adviser, the Company or the Fund, and nothing in this Agreement shall be construed as making the Adviser, the Company or the Fund a partner or co-venturer with you or any of your affiliates.  You shall utilize counterparties for brokerage, futures and options clearing, ISDA purposes and trade execution under agreements set up in the name of the Fund.  You shall be responsible for managing any collateral and margin requirements associated with investments made for the sub-advised assets.

Proxies of companies whose shares are part of the sub-advised assets shall be voted as described in the Fund's Prospectus and Statement of Additional Information, and you shall not be required to assume any responsibility for the voting of such proxies without your prior consent.  You are authorized and agree to act on behalf of the Fund with respect to any reorganizations, exchange offers and other voluntary corporate actions in connection with securities held in the sub-advised assets in such manner as you deem advisable, unless the Fund or the Adviser otherwise specifically directs in writing.  You shall have no responsibility with respect to the collection of income, physical acquisition or the safekeeping or custody of the sub-advised assets.  The Adviser shall furnish you with copies of the Fund's Prospectus, Statement of Additional Information and shareholder reports.  You will be provided the opportunity to review and approve any description of you and your investment process set forth in the Fund's Prospectus, Statement of Additional Information and shareholder reports, or in the Fund's marketing materials.  The Adviser also will furnish you with copies of Prospectus or Statement of Additional Information supplements that disclose any changes to the Fund's investment objective, policies, strategies or restrictions and you will have a reasonable period of time to implement such changes with respect to the sub-advised assets.

99776232v2

You will furnish to the Adviser or the Company such information, with respect to the investments which the Fund may hold or contemplate purchasing in connection with the sub-advised assets, as the Adviser or the Company may reasonably request.  The Company and the Adviser wish to be informed of important developments materially affecting the management of the sub-advised assets and shall expect you, on your own initiative, to furnish to the Company or the Adviser from time to time such information as you may believe appropriate for this purpose.  In connection therewith, you will notify the Adviser if you become aware of any bankruptcy proceedings, securities litigation class actions or settlements materially affecting the investments which the Fund holds or has held in the sub-advised assets.  You shall have no responsibility or obligation to take any action with respect to any bankruptcy proceedings, class action litigation or settlements affecting the sub-advised assets, and, accordingly, you shall have no obligation to initiate any legal proceeding or file proofs of claim with respect thereto.  Upon reasonable request, you will make available your portfolio managers named in the Fund's Prospectus and/or Statement of Additional Information from time to time to meet with the Company's Board and/or the Adviser to review the sub-advised assets.

You will maintain all required books and records with respect to the securities transactions of the Fund for the sub-advised assets in accordance with all applicable laws, and in compliance with the requirements of the rules under Section 31 of the Investment Company Act, and will furnish the Company's Board and the Adviser with such periodic and special reports as the Company's Board or the Adviser reasonably may request.  You hereby agree that all records which you maintain for the Company or the Adviser are the property of the Company or the Adviser, and agree to preserve for the periods prescribed by applicable law any records which you maintain for the Company or the Adviser and which are required to be maintained, and further agree to surrender promptly to the Company or the Adviser any records which you maintain for the Company or the Adviser upon request by the Company or the Adviser, provided that you shall have reasonable opportunity to create and maintain copies of applicable records.

The Adviser and you each agree to comply with applicable laws, rules and regulations, including the Investment Advisers Act of 1940, as amended (the "Investment Advisers Act"), and the Investment Company Act.  You will promptly notify the Company's Chief Compliance Officer (a) in the event the Securities and Exchange Commission or other governmental authority has censured you, placed limitations upon your activities, functions or operations, suspended or revoked your registration, as an investment adviser, or has commenced proceedings or an investigation that you reasonably determine is likely to result in any of these actions; or (b) upon becoming aware of any material fact relating to you that is not contained in the Fund's Registration Statement, Prospectus or Statement of Additional Information, and is required to be stated therein or necessary in order to make the statements therein not misleading (or, in the case of the Fund's Prospectus and Statement of Additional Information, is required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading), or of any statement contained therein that becomes untrue in any material respect.  Upon request, and in accordance with the scope of your obligations and responsibilities contained in this Agreement, you will provide reasonable assistance to the Company in connection with the Fund's compliance with applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder, and Rule 38a-1 under the Investment Company Act.  Such assistance shall include, but not be limited to, (i) providing the Company's Chief Compliance Officer upon request with copies of your compliance policies and procedures; (ii) certifying periodically, upon the request of the Company's Chief Compliance Officer, that you are in compliance with all applicable "federal securities laws," as required by Rule 38a-1 under the Investment Company Act, and Rule 206(4)-7 under the Investment Advisers Act; (iii) facilitating and cooperating with the Company's Chief Compliance Officer to evaluate the effectiveness of your compliance controls; (iv) providing the Company's Chief Compliance Officer with direct access to your compliance personnel; (v) providing the Company's Chief Compliance Officer with periodic reports; and (vi) promptly providing the Company's Chief Compliance Officer with special reports in the event of material compliance violations.  Upon request, you will provide certifications to the Company, in a form satisfactory to the Company, to be relied upon by the Company's officers certifying the Company's periodic reports on Form N-CSR pursuant to Rule 30a-2 under the Investment Company Act.

99776232v2

In consideration of services rendered pursuant to this Agreement, the Adviser will pay you on the first business day of each month, out of the management fee it receives and only to the extent thereof, a fee at the annual rate set forth on Schedule 1 hereto.  If the Adviser waives all or a portion of the management fee it is entitled to receive from the Fund, the fee payable to you pursuant to this Agreement may be reduced as you and the Adviser mutually agree in writing.  The fee for the period from the effective date of this Agreement to the end of the month thereof shall be pro-rated according to the proportion which such period bears to the full monthly period, and upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable within 10 business days of the date of termination of this Agreement.  For the purpose of determining fees payable to you, the value of the Fund's net sub-advised assets shall be computed in the manner specified in the Fund's then-current Prospectus and Statement of Additional Information for the computation of the value of the Fund's net assets.

Net asset value shall be computed on such days and at such time or times as described in the Fund's then-current Prospectus and Statement of Additional Information.  You agree to monitor the sub-advised assets and to notify the Adviser on any day that you determine that a significant event has occurred with respect to one or more securities held in the sub-advised assets that would materially affect the value of such securities (provided that you shall not be responsible for providing information based on valuations provided by third party services which value securities based upon changes in one or more broad-based indices).  At the request of the Adviser or the Company's Valuation Committee, you agree to provide additional reasonable assistance to the Adviser, the Company's Valuation Committee and the Fund's pricing agents in valuing the sub-advised assets, including in connection with fair value pricing of the sub-advised assets.

You will bear all expenses incurred by you in connection with the performance of your services under this Agreement.  All other expenses to be incurred in the operation of the Fund (other than those borne by the Adviser) will be borne by the Fund, except to the extent specifically assumed by you.  The expenses to be borne by the Fund include, without limitation, the following:  taxes, interest, loan commitment fees, interest and distributions paid on securities sold short, brokerage fees and commissions, if any, fees of Board members who are not the Adviser's or your officers, directors or employees or holders of 5% or more of the outstanding voting securities of you or the Adviser or any affiliate of you or the Adviser, Securities and Exchange Commission fees, state Blue Sky qualification fees, advisory fees, charges of custodians, transfer and dividend disbursing agents' fees, certain insurance premiums, industry association fees, outside auditing and legal expenses, costs of independent pricing services, costs of maintaining the Company's existence, costs attributable to investor services (including, without limitation, telephone and personnel expenses), costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders, costs of shareholders' reports and meetings, and any extraordinary expenses.

The Adviser understands that in entering into this Agreement you have relied upon the inducements made by the Company to you under the Management Agreement.  The Adviser also understands that you now act, and that from time to time hereafter you may act, as investment adviser or sub-investment adviser to one or more investment companies, private funds or other pooled investment vehicles and fiduciary or other managed accounts (collectively, the "accounts"), and the Adviser has no objection to your so acting, provided that when the purchase or sale of securities of the same issuer is suitable for the investment objectives of two or more accounts managed by you and which have available funds for investment in the case of a purchase, the available securities will be allocated in a manner believed by you to be equitable to each account.  It is recognized that in some cases this procedure may adversely affect the price paid or received by the Fund or the size of the position obtainable for or disposed of by the Fund.

99776232v2

It is also understood that (i) you shall be prohibited from consulting with any other sub-investment adviser to the Fund (including, in the case of an offering of securities subject to Section 10(f) of the Investment Company Act, any sub-investment adviser that is a principal underwriter or an affiliated person of a principal underwriter of such offering) concerning transactions for the Fund in securities or other assets, except, in the case of transactions involving securities of persons engaged in securities-related businesses, for purposes of complying with the conditions of paragraphs (a) and (b) of Rule 12d3-1 under the Investment Company Act, and (ii) your responsibility regarding investment advice hereunder is limited to the sub-advised assets of the Fund.

In addition, it is understood that the persons employed by you to assist in the performance of your duties hereunder will not devote their full time to such services and nothing contained herein shall be deemed to limit or restrict your right or the right of any of your affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

You shall exercise your best judgment in rendering the services to be provided hereunder, and the Adviser agrees as an inducement to your undertaking the same that you shall not be liable hereunder for any error of judgment or mistake of law or for any loss suffered by the Company, the Fund, the Fund's security holders, or the Adviser, provided that nothing herein shall be deemed to protect or purport to protect you against any liability to the Adviser, the Company, the Fund or the Fund's security holders to which you would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties under this Agreement.  You shall indemnify and hold harmless the Adviser, the Company and the Fund against any and all losses, claims, damages, liabilities or litigation (including reasonable legal fees and other reasonable and documented out-of-pocket expenses) ("Losses") to which the Adviser, the Company or the Fund become subject arising out of or based on any untrue statement of a material fact contained in the Prospectus and/or Statement of Additional Information, proxy materials, reports, advertisements or sales literature pertaining to the Fund or the omission to state therein a material fact known to you that was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made solely in reliance upon information furnished by you to the Adviser, the Company or the Fund for use therein.  The Adviser shall indemnify you and hold you harmless against any and all Losses to which you may become subject arising out of or based on any untrue statement of a material fact contained in the Prospectus and/or Statement of Additional Information, proxy materials, reports, advertisements or sales literature pertaining to the Fund or the omission to state therein a material fact known to the Adviser that was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made solely in reliance upon information furnished by you to the Adviser, the Company or the Fund for use therein.  In no event will you have any responsibility for any other series of the Company, for any portion of the Fund's assets not managed by you or for the acts or omissions of any other sub-investment adviser to the Company or the Fund.  In particular, in the event that you manage only a segment of the Fund's assets, you shall have no responsibility for the Fund being in violation of any applicable law or regulation or investment policy or restriction applicable to the Fund as a whole, or for the Fund failing to qualify as a regulated investment company under the Internal Revenue Code, if the securities and other holdings of the segment of the Fund's assets managed by you are such that your segment would not be in such violation or fail to so qualify if such segment were deemed a separate series of the Company or a separate regulated investment company under the Internal Revenue Code, unless such violation was due to your failure to comply with written guidelines adopted by the Company or the Adviser and provided to you.

99776232v2

As to each Fund, this Agreement shall continue until the date set forth opposite such Fund's name on Schedule 1 hereto (the "Reapproval Date"), and thereafter shall continue automatically for successive annual periods ending on the day of each year set forth opposite the Fund's name on Schedule 1 hereto (the "Reapproval Day"), provided such continuance is specifically approved at least annually by (i) the Company's Board or (ii) vote of a majority (as defined in the Investment Company Act) of the Fund's outstanding voting securities, provided that in either event its continuance also is approved by a majority of the Company's Board members who are not "interested persons" (as defined in the Investment Company Act) of the Company or any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.  As to each Fund, this Agreement is terminable without penalty (i) by the Adviser on not more than 60 days' notice to you, (ii) by the Company's Board or by vote of the holders of a majority of the Fund's outstanding voting securities on not more than 60 days' notice to you, or (iii) by you on not less than 90 days' notice to the Company and the Adviser.  This Agreement also will terminate automatically, as to the relevant Fund, in the event of its assignment (as defined in the Investment Company Act or the Investment Advisers Act) and you shall be notified by the Company and the Adviser, or you shall notify the Company and the Adviser, as applicable, as soon as possible before any such assignment occurs.  In addition, notwithstanding anything herein to the contrary, if the Management Agreement terminates for any reason, this Agreement shall terminate effective upon the date the Management Agreement terminates.

The Adviser acknowledges that, at least 48 hours prior to entering into this Agreement, as required by Rule 204-3 under the Investment Advisers Act, the Adviser has received and has had an opportunity to read a copy of your Form ADV Part 2A (the "Brochure") and a copy of the Form ADV Part 2B, if any, with respect to your personnel with the most significant responsibility for providing advisory services to the Fund (the "Brochure Supplement").  The Adviser agrees that the Brochure and Brochure Supplement, as well as other client communications, may be transmitted to the Adviser electronically.

Unless otherwise indicated on Schedule 1 hereto, the Fund has claimed an exclusion from the definition of a Commodity Pool Operator pursuant to CFTC Rule 4.5 (the "CPO Exclusion") and you shall not manage the sub-advised assets in a manner that would cause the Fund to not qualify for the CPO Exclusion until otherwise approved by the Adviser in writing.  If the Fund is identified on Schedule 1 as not claiming the CPO Exclusion and you intend to rely on CFTC Rule 4.7, unless Schedule 1 states to the contrary, the Adviser represents that the Fund is a "qualified eligible person" under the rule, consents to the Fund being treated as an exempt account under the rule, and acknowledges the legend set forth above its signature below.

No provision of this Agreement may be changed, waived or discharged unless signed in writing by the parties hereto.  This Agreement shall be governed by the laws of the State of New York, without regard to the conflict of law principles thereof, provided that nothing herein shall be construed in a manner inconsistent with the Investment Company Act or the Investment Advisers Act.  This Agreement may be executed in several counterparts, each of which shall be deemed an original for all purposes, including judicial proof of the terms hereof, and all of which together shall constitute and be deemed one and the same agreement.  Nothing in this Agreement shall be deemed a limitation or waiver of any obligation or duty that may not by law be limited or waived.  If any one or more of the provisions of this Agreement shall be held contrary to express law or against public policy, or shall for any reason whatsoever be held invalid, then such provisions shall be deemed severable from the remainder of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.  The rights of indemnification herein shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise by law and shall survive termination of this Agreement.

99776232v2

The Company is expressly made a third party beneficiary of this Agreement with rights as respect to the Fund to the same extent as if it had been a party hereto.

Unless otherwise provided herein or agreed to in writing by the parties, all notices or instructions permitted or required under this Agreement shall be deemed to have been properly given if sent by regular first-class mail, registered mail, private courier, facsimile or electronically and addressed to (or delivered to) the respective party at the address set forth above or at such other address or addresses as shall be specified, in each case, in a notice similarly given.  Each party may rely upon any notice from the other party or other communication reasonably believed by the receiving party to be genuine.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THAT COMMISSION.  THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE.  CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours,

THE DREYFUS CORPORATION

By: _______________________ Name: Bradley J. Skapyak Title: Chief Operating Officer
Accepted:

CenterSquare Investment Management LLC

By: _____________________ Name: Jason Barg Title: Authorized Signatory

99776232v2

SCHEDULE 1

Name of Fund	Annual Fee as a Percentage of Average Daily Net Sub-Advised Assets	Reapproval Date	Reapproval Day

Dreyfus Global Real Estate Securities Fund	0.46%	March 30, 2018	March 30th

Revised:  March 27, 2018

99776232v2